EXHIBIT 77C
FLAHERTY & CRUMRINE/CLAYMORE TOTAL RETURN FUND INCORPORATED
(the "Fund")

	On April 21, 2005, the Fund held its Annual Meeting of Shareholders to elect two Directors of the Fund ("Proposal 1"), and to approve an amendment to the Fund's Articles Supplementary Establishing and Fixing the Rights and Preferences of Auction Preferred Stock ("Articles Supplementary") relating to the term of office of certain Directors ("Proposal 2"). All proposals were approved by the shareholders and the results of the voting are as follows:

Proposal 1: Election of Directors.

	Name				For		Withheld

	Auction Market Preferred Stock
		David Gale			3,129		4
		Morgan Gust			3,129		4

Martin Brody, Donald F. Crumrine, and Robert F. Wulf continue to serve in their capacities as Directors of the Fund.


Proposal 2: Amendment to the Articles Supplementary relating to the term of office of certain Directors.

	Name		For		Against	Withheld

	Common Stock		7,554,885	63,287	138,873

	Auction Market
	Preferred Stock		3,128		5	-




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